EXHIBIT 5.01

August 9, 2013

Glu Mobile Inc.

45 Fremont Street

Suite 2800

San Francisco, CA 94105

Ladies and Gentlemen:

I serve as General Counsel to Glu Mobile Inc., a Delaware corporation (the “Company”), and have served as the Company’s General Counsel in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of the following shares of the Company’s common stock, $0.0001 par value per share (the “Shares”): up to 7,200,000 of such Shares to be issued or delivered pursuant to the Glu Mobile Inc. 2007 Equity Incentive Plan (the “2007 Plan”), and up to 200,000 of such Shares to be issued or delivered pursuant to the Glu Mobile Inc. 2008 Equity Inducement Plan (the “Inducement Plan” and, together with the 2007 Plan, the “Plans” and each individually a “Plan”).

In connection with this opinion, I have reviewed and am familiar with, originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinion set forth below including (1) the Registration Statement, (2) the prospectuses prepared in connection with the Registration Statement (each a “Prospectus”), (3) the Plans and the forms of agreements and documents related thereto, (4) the Certificate of Incorporation and Bylaws of the Company, each as amended to date, (5) a confirmation from the Company’s transfer agent as to the number of outstanding shares of the Company’s capital stock, dated as of August 8, 2013, (6) a list of the Company’s option and warrant holders and of any other rights to purchase the Company’s capital stock as of August 8, 2013 and (7) resolutions of the Company’s board of directors and stockholders relating to the Plans. In rendering the opinion expressed herein, I have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates purporting to be originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates purporting to be copies, and the legal capacity to sign of all individuals executing documents, instruments and certificates.

Based upon and subject to the foregoing and the effectiveness of the Registration Statement, I am of the opinion that when the Shares are issued, sold and delivered (and the consideration therefor received) pursuant to the Plans and the provisions of the agreements to be entered into under the Plans, and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, such Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement.

This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the Shares.

Very truly yours,

/s/ Scott J. Leichtner
Scott J. Leichtner Vice President and General Counsel, Glu Mobile Inc.